Exhibit 99.7

[Acknowledgment and Consent]

August 17, 2020

Wells Fargo Municipal Capital Strategies, LLC

c/o Wells Fargo Bank, National Association

375 Park Avenue

New York, New York 10152

Attention: Adam Joseph

Re:	Acknowledgement and Consent Concerning Variable Rate MuniFund Term Preferred Shares, Series 2021 (“2021 VMTP Shares”) of DTF Tax-Free Income Inc. (the “Fund”)

Ladies and Gentlemen:

This letter serves to document the mutual understandings and agreements of the Fund and Wells Fargo Municipal Capital Strategies, LLC (“Wells Fargo”), as the sole Beneficial Owner of the Fund’s 2021 VMTP Shares, to modify certain terms and conditions of the 2021 VMTP Shares.

WHEREAS, Wells Fargo is the Beneficial Owner of 100% of the currently outstanding 2021 VMTP Shares of the Fund issued pursuant to the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate MuniFund Term Preferred Shares filed with the State of Maryland on January 8, 2016 (the “Articles Supplementary”) as supplemented by the Appendix dated January 8, 2016 with respect to the Variable Rate MuniFund Term Preferred Shares, Series 2021;

WHEREAS, Section 2.12(a) of the Articles Supplementary requires that on or prior to the Liquidity Account Initial Date with respect to any series of VMTP Shares, the Custodian shall segregate assets of the Fund Liquidity Account Investments with a Market Value equal to at least 110% of the Term Redemption Amount with respect to such Series (the “Liquidity Requirement”), with respect to the 2021 VMTP Shares the Liquidity Account Initial Date is July 31, 2020;

WHEREAS, Section 2.12(b) of the Articles Supplementary requires that, beginning in the month that is five months prior to the Term Redemption Date, a certain percentage of the Market Value of the assets segregated for the Liquidity Requirement shall be made up of Deposit Securities and such percentage will increase each month thereafter until the percentage of Deposit Securities is 100% (the “Deposit Security Requirement”), with respect to the 2021 VMTP Shares the Deposit Securities Requirement initially becomes effective August 17, 2020;

WHEREAS, the Fund has notified Wells Fargo that it is actively engaged in substantive discussions to refinance 100% of Wells Fargo’s 2021 VMTP Shares in the Fund for an amount not less than the Liquidation Preference of such 2021 VMTP Shares, and that upon receiving the proceeds of such refinancing, the Fund intends to effect an optional redemption of 100% of Wells Fargo’s 2021 VMTP Shares pursuant to Section 2.5(c) of the Articles Supplementary on an Optional Redemption Date determined in accordance therewith;

WHEREAS, the Fund has notified Wells Fargo that the Fund is seeking certain relief from the application of the Deposit Security Requirement with respect to the 2021 VMTP Shares; and

WHEREAS, the Fund has requested Wells Fargo, as sole holder of the 2021 VMTP Shares, to agree to an amendment and waiver with respect to the Fund’s obligation to comply with the Deposit Security Requirement for the 2021 VMTP Shares.

NOW, THEREFORE, the parties hereto agree as follows:

Effective August 17, 2020, Wells Fargo hereby agrees to waive for one (1) month (the “Waiver Period”) the Fund’s obligation to comply with the Deposit Security Requirement set forth in 2.12(b) of the Articles Supplementary with respect to the 2021 VMTP Shares; provided, however, the Waiver Period may, in Wells Fargo’s sole good faith discretion, be extended in writing by Wells Fargo (i) until the earlier of the Term Redemption Date or the Optional Redemption Date (the earlier such date, the “Redemption Date”) if the Fund produces evidence acceptable to Wells Fargo that the Fund has entered into a binding agreement to refinance 100% of Wells Fargo’s 2021 VMTP Shares in the Fund for an amount not less than the Liquidation Preference of such 2021 VMTP Shares by the Redemption Date (with such refinancing to include payment of all unpaid dividends and distributions on such 2021 VMTP Shares from either the proceeds of such refinancing or any cash proceeds otherwise available to the Fund) or (ii) for an additional time period as determined by Wells Fargo to the extent the Fund represents and warrants to Wells Fargo that the Fund is actively engaged in substantive discussions to refinance 100% of Wells Fargo’s 2021 VMTP Shares in the Fund for an amount not less than the Liquidation Preference of such 2021 VMTP Shares by the Redemption Date (with such refinancing to include payment of all unpaid dividends and distributions on such 2021 VMTP Shares from either the proceeds of such refinancing or any cash proceeds otherwise available to the Fund).

By its signature below, each of Wells Fargo and the Fund provides its consent to its agreement and acknowledgement with respect to the matter set forth herein.

The Fund hereby agrees to pay the legal fees and expenses of outside counsel to Wells Fargo including any costs relating to the preparation and filing of securities law filings incurred in connection with the arrangements described herein.

Capitalized terms used herein but not defined herein shall have the meanings given to them in the Articles Supplementary.

Wells Fargo certifies that it is the sole Beneficial Owner of all outstanding 2021 VMTP Shares of the Fund as of the date hereof.

This letter shall be construed in accordance with and governed by the domestic law of the State of New York.

The Fund and Wells Fargo hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against any other on any matters whatsoever arising out of or in any way connected with this letter.

Except as modified hereby, the terms of the Articles Supplementary and other transaction documents remain in full force and effect.

This instrument may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[DTF – Acknowledgement and Consent]

[Signature Page Follows]

[DTF – Acknowledgement and Consent]

Very truly yours,

DTF TAX-FREE INCOME INC.

By: Name:	/s/ Daniel J. Petrisko Daniel J. Petrisko
Title:	Senior Vice President

[DTF – Acknowledgement and Consent]

Acknowledged and Agreed:

Wells Fargo Municipal Capital Strategies, LLC,

as sole Beneficial Owner of 650 of the Fund’s 2021 VMTP Shares

By:	/s/ Daniel E. George
Name:	Daniel E. George
Title:	Senior Vice President

[DTF – Acknowledgement and Consent]